Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:
Investor Relations — Mel Stephens
(248) 447-1624

Media — Andrea Puchalsky
(248) 447-1651
Lear Announces Departure of Executive Vice President
and Chief Financial Officer, David C. Wajsgras
     Southfield, Mich., February 22, 2006 — Lear Corporation [NYSE: LEA] today announced that David C. Wajsgras will resign as executive vice president and chief financial officer of the company to become senior vice president and chief financial officer of Raytheon Company [NYSE: RTN], a leading provider of innovative defense and aerospace systems. Wajsgras’ resignation is effective March 10, 2006.
     Wajsgras joined Lear in September 1999 as vice president — controller. He was promoted to senior vice president and chief financial officer in January 2002 and executive vice president in August 2005. Wajsgras was also responsible for Lear’s Interior Systems Division.
     “While we are disappointed over Dave’s departure, we respect his desire to accept new challenges and appreciate his years of exceptional leadership and dedicated service to Lear,” said Robert Rossiter, Lear’s chairman and chief executive officer.
     Lear will begin the search for a successor to Wajsgras immediately. James H. Vandenberghe, vice chairman of Lear, will serve as interim chief financial officer until Lear names a replacement for Wajsgras.
     “Our company is fortunate to have in place, one of the strongest financial teams in the industry, including Jim, who previously served as Lear’s chief financial officer and has more than 30 years of industry experience,” Rossiter added.
     Wajsgras’ responsibilities with respect to Lear’s Interior Systems Division will be assumed by Douglas G. DelGrosso, president and chief operating officer.
     Lear Corporation is one of the world’s largest suppliers of automotive interior systems and components. Lear provides complete seat systems, electronic products and electrical distribution systems and other interior products. With annual net sales of $17.1 billion, Lear ranks #127 among the Fortune 500. The company’s world-class products are designed, engineered and manufactured by a diverse team of 115,000 employees at 286 locations in 34 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the Internet at www.lear.com.
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